Careview Communicaions, Inc. 8-K

Exhibit 10.82

Prime Referenced Rate Addendum To
Loan and Security Agreement

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of August 31, 2011, by and between COMERICA BANK (“Comerica” and, solely in its capacity as collateral agent for the Lenders (as defined below), “Collateral Agent”), and CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (“Parent”), CAREVIEW COMMUNICATIONS, INC., a Texas corporation and CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company (collectively with Parent, “Borrowers” and each, individually, a “Borrower”).  This Addendum supplements the terms of the Loan and Security Agreement dated as of the date hereof by and among Collateral Agent, Comerica (in its capacity as a lender), BRIDGE BANK, NATIONAL ASSOCIATION (collectively, with Comerica, the “Lenders” and each, individually, a “Lender”) (as the same may be amended, modified, supplemented, extended or restated from time to time, collectively, the “Agreement”).

1.            Definitions.  As used in this Addendum, the following terms shall have the following meanings.  Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a.             “Applicable Margin” means three and three quarters percent (3.75%) per annum.

b.             “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Comerica is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c.             “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)
for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Collateral Agent, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Collateral Agent is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)
1.00 minus the maximum rate (expressed as a decimal) on such day at which Collateral Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Collateral Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

d.            “LIBOR Lending Office” means Collateral Agent’s office located in the Cayman Islands, British West Indies, or such other branch of Comerica, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to any Borrower.

e.            “Prime Rate” means the per annum interest rate established by Collateral Agent as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Collateral Agent at any such time.

e.            “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Collateral Agent determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2.            Interest Rate.  Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3.            Payment of Interest.  Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first day of each month, until maturity (whether as stated herein, by acceleration, or otherwise).  In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum.  Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4.            Lender’s Records.  The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on each Lender’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by any Lender to make any such notation, or any error in any such notation, shall not relieve any Borrower of its obligations to repay Lenders all amounts payable by Borrowers to Lenders under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5.            Default Interest Rate.  From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand.  In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Collateral Agent or any Lender within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement.  In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6.            Prepayment.   Borrowers may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty.  Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.  Each Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Collateral Agent’s or any Lender’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Collateral Agent’s and Lenders’ sole and absolute discretion.

7.            Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a.           If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Collateral Agent or any Lender with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Collateral Agent or any Lender to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Collateral Agent or any Lender of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Collateral Agent or its LIBOR Lending Office, or any Lender, imposed by the jurisdiction in which Collateral Agent’s or such Lender’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Collateral Agent or any Lender, or shall impose on Collateral Agent or any Lender or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations hereunder; and the result of any of the foregoing is to increase the cost to Collateral Agent or any Lender of maintaining any part of the Obligations hereunder or to reduce the amount of any sum received or receivable by Collateral Agent or any Lender under this Addendum by an amount deemed by the Collateral Agent or any Lender to be material, then Borrowers shall pay to Collateral Agent, for the ratable benefit of the Lenders within fifteen (15) days of any Borrower’s receipt of written notice from Collateral Agent demanding such compensation, such additional amount or amounts as will compensate Collateral Agent and each Lender for such increased cost or reduction.  A certificate of Collateral Agent, prepared in good faith and in reasonable detail by Collateral Agent and submitted by Collateral Agent to any Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Collateral Agent and the Lenders shall be conclusive and binding for all purposes, absent manifest error.

b.           In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Collateral Agent or any Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Collateral Agent or any Lender with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Collateral Agent or any Lender (or any corporation controlling Collateral Agent or any Lender), and Collateral Agent or any Lender determines that the amount of such capital is increased by or based upon the existence of any obligations of Collateral Agent or any Lender hereunder or the maintaining of any Obligations hereunder, and such increase has the effect of reducing the rate of return on Collateral Agent’s or any Lender’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations hereunder to a level below that which Collateral Agent or any Lender (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrowers shall pay to Collateral Agent, for the ratable benefit of the Lenders, within fifteen (15) days of a Borrower’s receipt of written notice from Collateral Agent demanding such compensation, additional amounts as are sufficient to compensate Collateral Agent and the Lenders (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Collateral Agent and any Lender reasonably determines to be allocable to the existence of any obligations of the Collateral Agent or any Lender hereunder or to maintaining any Obligations hereunder.  A certificate of Collateral Agent as to the amount of such compensation, prepared in good faith and in reasonable detail by the Collateral Agent and submitted by Collateral Agent to the undersigned, shall be conclusive and binding for all purposes absent manifest error.

8.            Legal Effect.  Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9.            Conflicts.  As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK, as Collateral Agent for the Lenders

By:	/s/ Brian Demmert
Name:	Brian Demmert
Title:	Senior Vice President

CAREVIEW COMMUNICATIONS, INC. a Nevada corporation

By:	/s/ Steven Johnson
Name:	Steven Johnson
Title:	President/COO

CAREVIEW COMMUNICATIONS, INC. a Texas corporation

By:	/s/ Steven Johnson
Name:	Steven Johnson
Title:	President/COO

CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company

By:	/s/ Steven Johnson
Name:	Steven Johnson
Title:	President/COO

[Signature Page to Prime Referenced Rate Addendum to Loan and Security Agreement]